Exhibit 99.2
CALAMOS OPEN-END FUNDS
CALAMOS CLOSED-END FUNDS
     I, Stathy Darcy, Secretary of Calamos Open-End Funds and Calamos Closed-End Funds set forth in Annex A attached hereto (collectively, the “Trusts”), having its principal offices and place of business in Naperville, Illinois, hereby certify that the foregoing is a true and correct copy of the resolutions adopted at the Board of Trustees meeting of the Trusts held on December 20, 2007, and that said resolutions have not been amended or rescinded:
     WHEREAS, the Trust is insured under an investment company blanket bond (the “Bond”) issued by ICI Mutual Insurance Company ( “ICI Mutual”) insuring the Trust and the other Trusts in the Calamos complex (collectively, the “Trusts”) as well as the Trusts’ investment adviser and its affiliates against loss in the cumulative aggregate amount of $10,875,000;
     WHEREAS, the board of Trustees has considered the adequacy of the Bond with due consideration to (1) the amount and type of coverage provided by the Bond; (2) the value of the assets of each Trust to which any person covered by the Bond may have access; (3) the type and terms of the arrangements made by the Trust for the custody and safekeeping of its assets; (4) the nature of the securities in each Trust’s portfolio; (5) the nature and method of conducting the operations of each of the Trusts; and (6) the accounting procedures and controls of each of the Trusts; and
     WHEREAS, the board of Trustees has considered the portion of the premium to be paid by the Trust with due consideration to: (1) the number of other parties named as insureds; (2) the nature of the business activities of such other parties named as insureds; (3) the amount of the Bond; (4) the amount of the premium for the Bond; (5) the basis for allocation of the premium among all parties named as insureds; and (6) the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond.
     RESOLVED, that $10,875,000 is determined to be a reasonable amount of fidelity bond coverage to be maintained by the Trust in accordance with Section 17(g) of, and Rule 17g-1 under, the Investment Company Act of 1940, as amended (the “1940 Act”).

     RESOLVED FURTHER, that the form of the Bond is approved.
     RESOLVED FURTHER, that the proposed amended Fidelity Bond Allocation Agreement, in the form presented to this meeting (the “Agreement”) is approved, and any officer of the Trust is authorized to execute and deliver the Agreement on behalf of the Trust in such form, with such changes therein as may be approved by such officer as being deemed necessary or advisable upon advice of counsel to the Trust, such approval to be evidenced by the officer’s execution thereof; and the Secretary shall file with the Trust’s records a copy of the form of Agreement presented to this meeting.
     RESOLVED FURTHER, that the proposed portion of the premium for the Bond allocated to the Trust, based on each of the insureds’ proportionate share of the premiums that would have been paid if the coverage of the Bond were purchased separately by the respective insureds, is fair and reasonable, and is approved.
     RESOLVED FURTHER, that the secretary of the Trust is designated as the person to make the filings and to give the notices required by Rule 17g-1(g) under the 1940 Act.
Dated: 2/26/08

Secretary:	/s/ Stathy Darcy

Stathy Darcy

ANNEX A

Open-End Trusts		Open End Funds
Calamos Advisors Trust (“Advisors Trust”)	—	Calamos Growth and Income Portfolio

Calamos Investment Trust (“Investment Trust”)	—	Calamos Blue Chip Fund
Calamos Convertible Fund
Calamos Global Growth and Income Fund
Calamos Growth Fund
Calamos Growth and Income Fund
Calamos High Yield Fund
Calamos International Growth Fund
Calamos Market Neutral Income Fund
Calamos Value Fund
Calamos Multi-Fund Blend
Calamos Global Equity Fund
Calamos Government Money Market Fund
Calamos Total Return Bond Fund

Closed-End Funds
Calamos Convertible Opportunities and Income Fund (“CHI”)
Calamos Convertible and High Income Fund (“CHY”)
Calamos Strategic Total Return Fund (“CSQ”)
Calamos Global Total Return Fund (“CGO”)
Calamos Global Dynamic Income Fund (“CHW”)